Exhibit 10(p)

McDONALD'S CORPORATION
2012 OMNIBUS STOCK OWNERSHIP PLAN

SPECIAL CPUP PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

CPUP PARTICIPANTS

McDONALD'S CORPORATION (the “Company” or “McDonald's”), hereby grants to the individual named in the chart below (the “Grantee”), the number of restricted stock units (“RSUs”) with respect to shares of the Company's Stock set forth in the chart below. Each RSU represents the equivalent in value of one share of Stock. The RSUs shall vest upon satisfaction of performance and service conditions and/or in accordance with the termination provisions described below in this Performance-Based Restricted Stock Unit Award Agreement, including any Appendices (the “Agreement”). The RSUs shall be subject to the terms and conditions set forth in this Agreement and in the McDonald's Corporation 2012 Omnibus Stock Ownership Plan, as amended (the “Plan”).
To the extent the Grantee is a “covered employee” (within the meaning of Section 162(m)(3) of the Code), the RSUs are intended to be a Qualified Performance-Based Award, and the provisions of Section 23 of the Plan shall apply to the RSUs, notwithstanding any conflicting provision of this Agreement.
The schedule of performance goals (“Performance Goals”) shall be established by the Committee not later than 90 days after the commencement of the Performance Period, provided that the outcome of the Performance Goals is substantially uncertain at the time the Committee establishes them. The schedule of Performance Goals shall be attached to this Agreement as Appendix A.
Capitalized terms not otherwise defined in this Agreement shall have the meaning provided in the Plan. The Plan is incorporated into, and made a part of, this Agreement.
Important Notice: To avoid cancellation of the RSUs, the Grantee must accept the RSUs on the terms and conditions on which they are offered, as set forth in this Agreement and in the Plan, by signing and returning this Agreement to the Executive Vice President of Human Resources, or his designee, no later than 60 days following the Grant Date specified in the chart below. If the Grantee fails to accept the RSUs in writing within this 60 day period, the RSUs will be cancelled.

The Grantee:
Target Number of RSUs (“Target Award”):
Grant Date:	February 13, 2013
Performance Period:	January 1, 2013 - December 31, 2015
Vesting Schedule: (other than on termination or change in control)
0% - 100% of the Target Award shall be treated as the Number of Earned RSUs (as defined below). 50% of the Number of Earned RSUs shall vest on the third anniversary of the Grant Date; and 50% of the Number of Earned RSUs shall vest on Termination of Employment.

Vesting Period:	February 13, 2013 - February 13, 2016

1.Vesting of RSUs. The number of shares of Stock underlying the RSUs determined to have been earned based on achievement of the Performance Goals set forth in Appendix A (the “Earned RSUs”) will range from 0% to 100% of the Target Award. As set forth in the chart above, 50% of Earned RSUs will be eligible to vest on the third anniversary of the Grant Date and the remaining 50% of the Earned RSUs will be eligible to vest upon the Grantee's Termination of Employment as provided in Sections 4(e)(1) or (2) below (each such date, a “Vesting Date”), in each case, as long as the Grantee remains continuously employed by the Company or a Subsidiary until the applicable Vesting Date, unless otherwise provided in Sections 4 or 7 below. The Grantee will have no rights to the shares of Stock until the RSUs have vested. Prior to settlement, the RSUs represent an unfunded and unsecured obligation of the Company.

2.Settlement of RSUs. On the applicable Vesting Date, or no later than 90 days thereafter, the Company will issue and deliver to the Grantee (at the Company's sole discretion) either the number of shares of Stock equal to the number of vested Earned RSUs or the cash equivalent value based on the New York Stock Exchange closing price of a share of Stock on the applicable Vesting Date (or if the applicable Vesting Date is a date on which the Stock is not traded, based on the closing price on the last date immediately preceding to the applicable Vesting Date on which the Stock was traded), subject to satisfaction of applicable tax and/or other obligations as described in Section 6 below and certification (in writing) by the Committee that the Performance Goals set forth in Appendix A have been attained. Notwithstanding the foregoing, (i) if the RSUs vest upon the Grantee's Termination of Employment on account of death or Disability (that constitutes a “disability” for Code Section 409A purposes) or after a Change in Control pursuant to Section 7(b) below with respect to a Termination of Employment occurring on or following February 13, 2016, all Earned RSUs will be settled within 90 days of the Grantee's Termination of Employment, (ii) if the RSUs vest upon a Change in Control, the RSUs will be settled as provided in Section 7(a) below, and (iii) if the RSUs vest upon the Grantee's Termination of Employment prior to February 13, 2016 (as provided in Sections 4(c) (in the case of a Disability that does not constitute a “disability” for Code Section 409A purposes), 4(d)(1) or (2) or 7(b) below), all Earned RSUs will be settled on the third anniversary of the Grant Date or no later than 90 days thereafter, unless otherwise provided in Section 9 below. For purposes of the settlement timing provisions of this Section 2 and Sections 7 and 9 below, if the 60th or 90th day, as applicable, following the settlement event is not a business day, the vested RSUs will be settled on or prior to the business day immediately preceding the 60th or 90th day, as applicable.
3.Executive Retention Replacement Plan. If the Grantee participates in the Company's Executive Retention Replacement Plan (the “ERRP”), the treatment of the RSUs upon the Grantee's termination of employment (within the meaning of the ERRP) is governed by the terms of the ERRP, which terms will supersede any provisions of this Agreement and the Plan to the extent they are inconsistent with the ERRP.
4.Termination of Employment. For purposes of this Section 4, the date of Termination of Employment will be the last date that the Grantee is classified as an employee in the payroll system of the Company or applicable Subsidiary, provided that in the case of a Grantee who is subject to U.S. federal income tax (a “U.S. Taxpayer”), the date of Termination of Employment will be the date that the Grantee experiences a “separation from service,” in accordance with the requirements of Code Section 409A. The Company shall have the exclusive discretion to determine when the Grantee is no longer employed for purposes of the RSUs, this Agreement and the Plan. Subject to Section 7:
(a)Termination Within One Year of the Grant Date. If the Grantee has a Termination of Employment for any reason other than death or Disability prior to the 12-month anniversary of the Grant Date, the RSUs will be immediately forfeited, regardless of any other provisions of this Agreement or the Plan.
(b)Termination for Cause or Policy Violation. If the Grantee has a Termination of Employment for Cause, including on account of a Policy Violation (which means a termination resulting from the commission of any act or acts which violate the Standards of Business Conduct of the Company or a Subsidiary or any successor thereto (including underlying polices or policies specifically referenced therein), as the same is in effect and applicable to the Grantee at of the time of the Grantee's violation), as determined by the Committee or its delegee in its sole and absolute discretion, all unvested RSUs will be immediately forfeited, regardless of any other provisions of this Agreement.
(c)Termination on Account of Death or Disability. Notwithstanding any other provision of this Agreement, if the Grantee has a Termination of Employment on account of death or Disability (including during the first 12 months following the Grant Date), (i) the Performance Goals requirement will be waived and 100% of the Target Award will immediately vest if the termination occurs prior to February 13, 2016, and (ii) all of the Earned RSUs shall immediately vest if the termination occurs on or following February 13, 2016. The RSUs that vest in accordance with the foregoing sentence shall be settled in accordance with Section 2 above, unless otherwise provided in Section 9(b) below.
For purposes of subsections (d) and (e) that follow, the term “Company Service” means the Grantee's aggregate number of years of employment with the Company and any Subsidiary, including employment with any Subsidiary during the period before it became a Subsidiary.
(d)Termination Prior to February 13, 2016.
(1)Termination on Account of Retirement.

(a)Termination with At Least 68 Years of Combined Age and Service. If the Grantee voluntarily terminates employment prior to February 13, 2016 and (i) the Grantee's combined age and years of Company Service is equal to or greater than 68, (ii) the Grantee provides 6 months advance written notice of his or her intention to terminate employment to the Corporate Vice President - Global Total Compensation, (iii) the Grantee executes and delivers (and does not revoke) a release agreement satisfactory to the Company and (iv) the Grantee executes and delivers a non-competition agreement satisfactory to the Company (as the Committee or its delegee may require), a pro-rata portion of the Earned RSUs, as determined in accordance with Section 5 below, shall be eligible for vesting. Settlement of any of such vested RSUs will occur in accordance with Section 2 above, unless otherwise provided in Section 9(a) or (b) below. If the Grantee executes and delivers a non-competition agreement, and then violates the provisions of that agreement, the Company may seek to administratively or judicially enforce the covenants under the non-competition agreement and any failure to enforce that right does not waive that right.
(b)Termination of Employment After Attaining Age 60 with 20 or More Years of Service. If the Grantee terminates employment prior to February 13, 2016 (other than for Cause) after attaining age 60 with 20 years or more of Company Service and the Grantee executes and delivers (and does not revoke) a release agreement satisfactory to the Company, a pro-rata portion of the Earned RSUs, as determined in accordance with Section 5 below, shall be eligible for vesting. Settlement of any of such vested RSUs will occur in accordance with Section 2 above, unless otherwise provided in Section 9(a) or (b) below.
(2)Termination on Account of Special Circumstances or Disaffiliation. If the Grantee has a Termination of Employment prior to February 13, 2016 due to Special Circumstances (which means, a Termination of Employment due to the Grantee becoming an owner-operator of a McDonald's restaurant in connection with his Termination of Employment or a Termination of Employment by the Company or a Subsidiary without Cause) or a Disaffiliation (Disaffiliation of a Subsidiary means the Subsidiary's ceasing to be a Subsidiary for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary)) and (i) the Grantee's combined age and years of Company Service is equal to or greater than 48 and (ii) the Grantee executes and delivers (and does not revoke) a release agreement satisfactory to the Company, a pro-rata portion of the Earned RSUs, as determined in accordance with Section 5 below, shall be eligible for vesting. Settlement of any of such vested RSUs will occur in accordance with Section 2 above, unless otherwise provided in Section 9(a) or (b) below.
(3)Any Other Reason. If the Grantee has a Termination of Employment prior to February 13, 2016 for a reason other than those specified in Sections 4(c), 4(d)(1) and 4(d)(2) above or Section 7(b) below, all unvested RSUs shall be immediately forfeited.
(e)Termination on or After February 13, 2016.
(1)Termination on Account of Retirement.
(a)Termination with At Least 68 Years of Combined Age and Service. If the Grantee voluntarily terminates employment on or after February 13, 2016 and (i) the Grantee's combined age and years of Company Service is equal to or greater than 68, (ii) the Grantee provides 6 months advance written notice of his or her intention to terminate employment to the Corporate Vice President - Global Total Compensation, (iii) the Grantee executes and delivers (and does not revoke) a release agreement satisfactory to the Company and (iv) the Grantee executes and delivers a non-competition agreement satisfactory to the Company (as the Committee or its delegee may require), all of the unvested Earned RSUs shall vest. Settlement of any of such vested RSUs will occur in accordance with Section 2 above, unless otherwise provided in Section 9(a) or (b) below. If the Grantee executes and delivers a non-competition agreement, and then violates the provisions of that agreement, the Company may seek to administratively or judicially enforce the covenants under the non-competition agreement and any failure to enforce that right does not waive that right.
(b)Termination of Employment After Attaining Age 60 with 20 or More Years of Service. If the Grantee terminates employment on or after February 13, 2016 (other than for Cause) after attaining age 60 with 20 years or more of Company Service and the Grantee executes and delivers (and does not revoke) a release agreement satisfactory to the Company, all of the unvested Earned RSUs shall vest. Settlement of any of such vested RSUs will occur in accordance with Section 2 above, unless otherwise provided in Section 9(a) or (b) below.
(2)Termination on Account of Special Circumstances or Disaffiliation. If the Grantee has a Termination of Employment on or after February 13, 2016 due to Special Circumstances (which means, a Termination of Employment due to the Grantee becoming an owner-operator of a McDonald's restaurant in connection with his Termination of Employment or a Termination of Employment by the Company or a Subsidiary without Cause) or a Disaffiliation (Disaffiliation of a Subsidiary means the Subsidiary's ceasing to be a Subsidiary for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary)) and (i) the Grantee's combined age and years of Company Service is equal to or greater than 48 and (ii) the Grantee executes and delivers (and does not revoke) a release agreement satisfactory to the Company, all of the unvested Earned RSUs shall vest. Settlement of any of such vested RSUs will occur in accordance with Section 2 above, unless otherwise provided in Section 9(a) or (b) below.

(3)Any Other Reason. If the Grantee has a Termination of Employment on or after February 13, 2016 for a reason other than those specified in Sections 4(c), 4(e)(1). or 4(e)(2) above or Section 7(b) below, all unvested RSUs (including, for the avoidance of doubt, unvested Earned RSUs) shall be immediately forfeited.
5.Pro-Rata Vesting Formula. The Number of Earned RSUs that shall vest on a pro-rata basis upon the Grantee's Termination of Employment in accordance with Section 4 above is the Earned RSUs multiplied by the number of months (counting partial months as whole months) from the Grant Date through the date of the Grantee's Termination of Employment, divided by thirty-six:
Number of Earned RSUs x Number of Months Worked in Vesting Period
_______________________________________________________________
Total Number of Months in Vesting Period (36 months)

Any fractional share amount determined upon application of the above formula will be rounded up to the next whole share.
6.Responsibility for Taxes.
(a)Grantee's Liability for Tax-Related Items. Regardless of any action the Company or the Grantee's employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee's responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant, vesting or settlement of the RSUs, the subsequent sale of any shares of Stock acquired as a result of such settlement and/or the receipt of any dividends after settlement; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Grantee's liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Grantee has become subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Tax-Related Items Withholding Procedures. The Grantee authorizes the use of the withholding procedures set forth below in this subsection (b) to satisfy all Tax-Related Items obligations of the Company and/or the Employer that may arise upon the vesting of the RSUs or any other taxable or tax withholding event. In the event that any amount of such Tax-Related Items cannot be satisfied by the means set forth in this subsection (b), the Grantee shall be required to pay such amount to the Company or the Employer. The Company shall not be required to issue or deliver the shares of Stock or the cash equivalent (if applicable) if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items. Further, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.
(1)Stock Settlement. If the RSUs are settled in shares of Stock and the Grantee is not subject to the short-swing profit rules of Section 16(b) of the 1934 Act, the Grantee authorizes the Company to satisfy the obligations with regard to all Tax-Related Items by withholding in shares of Stock to be issued upon settlement of the RSUs. Alternatively, or in addition, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to Tax-Related Items by one or a combination of the following: (A) withholding from proceeds of the sale of shares of Stock acquired upon settlement of the RSUs, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee's behalf pursuant to this authorization); or (B) withholding from the Grantee's wages or other cash compensation paid to the Grantee by the Company and/or the Employer. If the RSUs are settled in shares of Stock and the Grantee is subject to the short-swing profit rules of Section 16(b) of the 1934 Act, the Company will withhold in shares of Stock upon the relevant tax withholding event, unless the use of such withholding method is prevented by applicable law or has materially adverse accounting or tax consequences, in which case, the Tax-Related Items withholding obligation may be satisfied by one or a combination of methods (A) and (B) above.
If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, the Grantee is deemed to have been issued the full number of shares of Stock subject to the vested RSUs, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the applicable Tax-Related Items.
(2)Cash Settlement. If the RSUs are settled in cash, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any obligation for Tax-Related Items by withholding from the cash amount paid to the Grantee in settlement of the RSUs, or from the Grantee's wages or other cash compensation paid to the Grantee by the Company and/or the Employer.

7.Change in Control.
(a)Treatment of RSUs Upon a Change in Control. Notwithstanding any other provision of this Agreement, in the event of a Change in Control prior to February 13, 2016, the Performance Goals requirement will be waived and 100% of the Target Award will immediately vest, and in the event of Change in Control on or following February 13, 2016, all Earned RSUs shall immediately vest, in each of the foregoing cases, only to the extent that (i) after such Change in Control, the Stock ceases to be publicly-traded and (ii) the Grantee does not receive Replacement Awards. The RSUs that vest in accordance with the foregoing sentence will be settled at such time or within 60 days after the Change in Control. Notwithstanding the foregoing, if the Change in Control does not qualify as a change in control for purposes of Code Section 409A, any RSUs held by a U.S. Taxpayer will be settled within 90 days following the earliest of (A) the third anniversary of the Grant Date; (B) the Grantee's Termination of Employment occurring on or following February 13, 2016 (or the date that is six months after the Grantee's Termination of Employment (occurring on or following February 13, 2016) if the Grantee is a Specified Employee, as defined in Section 9(b) below) or (C) the Grantee's death or “disability” within the meaning of Code Section 409A.
(b)Termination After Change in Control. If the immediate vesting described in the preceding paragraph does not apply, but the Company or a Subsidiary terminates the Grantee's employment for any reason other than Cause within two years following the Change in Control, (i) the Performance Goals requirement will be waived and 100% of the Target Award will immediately vest if the termination occurs prior to February 13, 2016, and (ii) all of the Earned RSUs shall immediately vest if the termination occurs on or following February 13, 2016. The RSUs that vest in accordance with the foregoing sentence shall be settled in accordance with the applicable provisions of Section 2 above, unless otherwise provided in Section 9(b) below.
8.Settlement Upon Death of the Grantee. In any case under this Agreement in which the RSUs are to be settled following the Grantee's death, the shares of Stock or cash due in settlement of the RSUs shall be issued to (i) the Grantee's personal representative or the person to whom the RSUs are transferred by will or the applicable laws of descent and distribution, (ii) the Grantee's beneficiary designated in accordance with Section 8 of the Plan, or (iii) the then-acting trustee of the trust described in Section 8(b) of the Plan.
9.Code Section 409A.
(a)Settlement Conditioned upon Termination Requirements. Notwithstanding any provision in this Agreement to the contrary (but except as provided in Section 9(b) hereof), in the event that (i) the vesting and settlement of RSUs in connection with a Termination of Employment is conditioned on the Grantee's execution and delivery of a release or a non-competition agreement and (ii) the settlement period commences in one calendar year and ends in the next calendar year (where the portion of the settlement period in the next calendar year contains at least one business day), the RSUs held by a U.S. Taxpayer will be settled in the second calendar year.
(b)Specified Employee Termination of Employment. Notwithstanding any provision in this Agreement to the contrary, if the Grantee is a U.S. Taxpayer and a specified employee under the Company's Specified Key Employee Policy (Grantees meeting both criteria are referred to herein as “Specified Employees”) on the date of the Grantee's Termination of Employment, any settlement of the RSUs that the Grantee is entitled to receive under this Agreement upon Termination of Employment will be made as follows:
(1)Settlement Due to Termination Pursuant to Section 4. If the Grantee's Termination of Employment is covered by (1) Section 4(c) and the Grantee's Disability does not constitute a “disability” for purposes of Code Section 409A, or (2) Sections 4(d) or 4(e), the RSUs will be settled within 90 days following the earliest of (A) the third anniversary of the Grant Date, (B) the date that is six months after the Grantee's Termination of Employment occurring on or following February 13, 2016 and (C) the Grantee's death. For avoidance of doubt, if the Grantee's Termination of Employment is covered by Section 4(c) and the Grantee's Disability does constitute a “disability” for purposes of Code Section 409A, then the Grantee's vested RSUs will be settled within 90 days of the Grantee's Termination of Employment.
(2)Settlement Due to Termination After Change in Control. If the Grantee's Termination of Employment is covered by Section 7(b), the RSUs will be settled within 90 days following the earliest of (A) the third anniversary of the Grant Date, (B) the date that is six months after the Grantee's Termination of Employment occurring on or following February 13, 2016 and (C) the Grantee's death or “disability” within the meaning of Code Section 409A.
(c)No Company Liability. All RSUs granted hereunder are intended to be compliant with Code Section 409A, and shall be interpreted, construed and operated to reflect this intent. Notwithstanding the foregoing, this Agreement and the Plan may be amended at any time, without the consent of any party, to the extent that is necessary or desirable to satisfy any of the requirements under Code Section 409A, but the Company shall not be under any obligation to make any such amendment. Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Company or any Subsidiary based on matters covered by Code Section 409A, including the tax treatment of any amount paid or RSUs granted under this Agreement, and neither the Company nor any of its Subsidiaries shall under any circumstances have any liability to the Grantee or his or her estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Code Section 409A.

10.Repayment/Forfeiture. Any benefits the Grantee may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to the Grantee.
11.No Employment or Service Contract. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary for any period of specific duration or interfere with or restrict in any way the right of the Company or any Subsidiary, which is hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever, with or without Cause and with or without advance notice.
12.Governing Law. The RSUs are governed by, and subject to, United States federal and Illinois state law (without regard to the conflict of law provisions) and the requirements of the New York Stock Exchange as well as the terms and conditions set forth in the Plan and this Agreement.
13.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means and/or require the Grantee to accept any future restricted stock unit grant by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if required by the Company, agrees to accept any future grant of restricted stock units through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
14.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
15.Waiver. The waiver by the Company with respect to compliance of any provision of this Agreement by the Grantee shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of a provision of this Agreement.
16.Headings. The headings in this Agreement have been inserted for convenience of reference only, and are to be ignored in any construction of the provisions of this Agreement.
17.Appendices. The Appendices constitute part of this Agreement. Notwithstanding the provisions in this Agreement, the RSUs shall be subject to any special terms and conditions set forth in the Appendices to this Agreement.
< Signature Page Follows >

By accepting the RSUs, the Grantee agrees to the terms of this Agreement and the Plan.
BY:_____________________________
PRINT NAME:____________________
DATE :__________________________

APPENDIX A

2013-2015 CPUP Matrix

2013-2015
3-year ROIIC[1]
24.0%	50.0%	87.5%	125.0%	162.5%	200.0%
21.0%	37.5%	75.0%	112.5%	150.0%	187.5%
18.0%	25.0%	62.5%	100.0%	137.5%	175.0%
15.0%	12.5%	50.0%	87.5%	125.0%	162.5%
12.0%	0.0%	37.5%	75.0%	112.5%	150.0%
	2.5%	4.5%	6.5%	8.5%	10.5%
	Compound Annual Operating Income growth for three years 2013-2015[2]
	Payout percentages will be interpolated for results that fall between performance anchors identified on the matrix

Performance must meet the minimum targets for both the operating income and ROIIC measures for there to be any payout under the 2013-2015 CPUP. Operating income is weighted 75% and ROIIC is weighted 25% in the above matrix.

		Cumulative Total Shareholder
		Return (TSR) vs.
		S&P 500 Index[3]
		80-100%-tile	15.0%
		60-79%-tile	7.5%
		40-59%-tile	0.0%
		20-39%-tile	-7.5%
		0-19%-tile	-15.0%

Note: If the final payout factor is at or above 100%, the target number of RSUs shall be earned (in no event can more than target RSUs be earned). In calculating final RSU payouts, any fractional share shall be rounded up to the next whole share.

[1]Return on Incremental Invested Capital (ROIIC) will be calculated using a 3-year measure that covers the plan period. ROIIC will be measured using the change in operating income (adding back depreciation and amortization) and a quarterly weighted average of cash used for investing activities over the 3-year period.

[2]Compound annual operating income growth is calculated using 2012 average foreign exchange rates. 2012 operating income of $8,604.6M serves as the base for the 3-year calculation.

3TSR is calculated based on the change in stock price over the performance period and assuming reinvestment of dividends. Change in stock prices for both the Company's stock and the S&P 500 Index is measured based on the average of the closing prices for each trading day in the three-month period immediately preceding the first date of the performance period compared to the average of the closing prices for each trading day in the three-month period immediately preceding the last day of the performance period. McDonald's and any company that is not part of the S&P 500 at both the beginning and the end of the performance period will be excluded from the S&P 500 Index TSR calculation.

APPENDIX B

This Appendix B to the Agreement includes additional terms and conditions that govern the RSUs if the Grantee resides outside of the U.S.

1.    Nature of Grant. In accepting the RSUs, the Grantee acknowledges that:

1)	the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

2)
the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

3)	all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company;

4)
the Grantee's participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Grantee's employment relationship at any time with or without cause;

5)	the Grantee is voluntarily participating in the Plan;

6)
the RSUs and any cash or shares of Stock that may be received in settlement of the RSUs (i) are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Grantee's employment contract, if any, (ii) are not intended to replace any pension rights or compensation, and (iii) are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary;

7)	the RSU grant will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary;

8)	the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;

9)
neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Employer's local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Grantee pursuant to the settlement of the RSUs or the sale of any shares of Stock the Grantee may acquire upon such settlement;

10)
no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the Grantee's Termination of Employment (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment agreement, if any, and in consideration of the grant of the RSUs to which the Grantee is otherwise not entitled, the Grantee irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

11)
the RSUs and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company.

2.     No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee's participation in the Plan, or the Grantee's acquisition or sale of the underlying shares of Stock. The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Grantee's participation in the Plan before taking any action related to the Plan.
3.     Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee's personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company, and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Grantee's participation in the Plan.

The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee's favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Grantee understands that Data will be transferred to Merrill Lynch or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than the Grantee's country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee's local partner or human resources representative. The Grantee authorizes the Company, the Employer and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee's participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local partner or human resources representative. Further, the Grantee understands that the Grantee is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or later seeks to revoke his or her consent, the Grantee's employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant RSUs or other equity awards to the Grantee or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing his or her consent may affect the Grantee's ability to participate in the Plan. For more information on the consequences of the Grantee's refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact his or her local partner or human resources representative.
4.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee's participation in the Plan, on the RSUs and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
5.    Language. If the Grantee has received the Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

APPENDIX C
Power of Attorney
This Appendix C to the Agreement is a Power of Attorney Grantee authorizes by participating in the Plan. Certain capitalized terms used but not defined in this Appendix C have the meanings set forth in the Agreement (including the Appendices) or the Plan.

I hereby irrevocably constitute and appoint the Corporate Secretary and each Assistant Corporate Secretary of McDonald's Corporation as my true and lawful attorney-in-fact (“Attorney”) with full power and authority and full power of substitution and resubstitution, to take in my name and on my behalf any and all actions necessary or desirable to meet any withholding obligation for Tax-Related Items as contemplated by the Agreement, including any and all of the following actions:
(i) To sell in my name and on my behalf such number of shares of the common stock of McDonald's I acquire at vesting to the extent that McDonald's, in its sole discretion, determines that such sale is necessary and/or advisable in connection with tax withholding requirements under local law and/or regulations as a result of the vesting of any RSUs and to pay in my name and on my behalf my proportionate share of any lawful dealer's commission or discount and related expenses of such sale;
(ii) To direct in my name and on my behalf the payment to McDonald's of the proceeds of such sale (net of any brokerage commissions) to the extent that McDonald's, in its sole discretion, determines is necessary and/or advisable in order to satisfy and discharge any such withholding obligation, with any excess to be returned to me by depositing the same in my Merrill Lynch account; and
(iii) To execute such agreements and other documents and to take such other and further actions as may be necessary or desirable, as determined by the Attorney, to effectuate the foregoing.
This Power of Attorney is an agency coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be terminated by me or by operation of law, whether by my death or incapacity or by the occurrence of any other event or events. If, after the execution hereof and prior to the vesting of the RSUs, I should die or become incapacitated, actions taken by the Attorney hereunder and under the Agreement shall be as valid as if such death or incapacity had not occurred, regardless of whether the Attorney or McDonald's has received notice of such death or incapacity.
To induce any transfer agent or other third party to act, I hereby agree that any transfer agent or other third party receiving a duly executed copy or facsimile of this Power of Attorney may act upon it. I for myself and for my heirs, executors, legal representatives and assigns hereby agree to indemnify and hold harmless any such transfer agent or other third party from and against any and all claims that may arise against such transfer agent or other third party by reason of such transfer agent or third party having relied on this Power of Attorney.
This Power of Attorney shall automatically terminate (without affecting any lawful action taken hereunder, which shall survive such termination) immediately upon the satisfaction and discharge of all withholding obligations for Tax-Related Items in connection with any RSUs to me under the Plan.
The Attorney shall be entitled to act and rely upon any representation, warranty, agreement, statement, request, notice or instruction respecting this Power of Attorney given by me, not only as to the authorization, validity and effectiveness thereof, but also as to the truth and accuracy of information therein contained. I agree that the Attorney assumes no responsibility or liability to any person, including me, other than to direct the transactions expressly contemplated hereby. I also agree that the Attorney makes no representation about, and has no responsibility for, any aspect of the Plan or the RSUs, and the Attorney shall not be liable for any error of judgment, for any act done or omitted or for any mistake of fact or law except for the Attorney's own willful misconduct, gross negligence or bad faith.
This Power of Attorney shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to any otherwise applicable conflicts of law or choice of law principles.

APPENDIX D
This Appendix D to the Agreement includes additional terms and conditions that apply to the RSUs if the Grantee resides in one of the countries listed below. If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working, transfers employment after the Grant Date or is considered a resident of more than one country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Grantee.

Certain capitalized terms used but not defined in this Appendix D have the meanings set forth in the Agreement or the Plan.
Australia
Tax Acknowledgment. The Grantee acknowledges that the taxation of these RSUs is complex and that the Grantee is solely responsible for seeking the advice of a personal tax advisor, including, without limitation, in connection with a Termination of Employment during the Performance Period.

Belarus
Settlement of RSUs. This provision supplements Section 2 of the Agreement:
Notwithstanding any discretion in the Plan or anything to the contrary in Section 2 of the Agreement, the grant of RSUs does not provide any right for the Grantee to receive shares of Stock. RSUs granted to the Grantee in Belarus shall be paid in cash in an amount equal to the value of the shares of Stock on the Vesting Date or other settlement date.
Canada
Settlement of RSUs. This provision supplements Section 2 of the Agreement:
Notwithstanding Section 2 of the Agreement; the RSUs do not provide any right for the Grantee to receive a cash payment and the RSUs will be settled in shares of Stock only.
The following provisions apply to Grantees in Quebec:
Consent to Receive Information in English. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Data Privacy. The following provision supplements Section 3 of Appendix B to the Agreement:

The Grantee hereby authorizes the Company and the Company's representative to discuss with and obtain all relevant information from all personnel (professional or not) involved in the administration and operation of the Plan. The Grantee further authorizes the Company and the Employer to disclose and discuss the Grantee's participation in the Plan with their advisors. The Grantee also authorizes the Company and the Employer to record such information and keep it in Grantee's employee file.

China
Settlement of RSUs. This provision supplements Section 2 of the Agreement if the Grantee is a PRC national:
Notwithstanding any discretion in the Plan or anything to the contrary in Section 2 of the Agreement, if the Grantee is a PRC national, the grant of RSUs does not provide any right for the Grantee to receive shares of Stock. If Grantee is a PRC national, RSUs granted to the Grantee in China shall be paid in cash in an amount equal to the value of the shares of Stock on the Vesting Date or other settlement date.

Exchange Control Requirements. The Grantee understands and agrees that, if the Grantee is subject to exchange control laws in China, the Grantee will be required to immediately repatriate to China any cash he or she receives at vesting of the RSUs. The Grantee further understands that the repatriation of such cash will need to be effected through a special exchange control account established by the Company or an applicable Subsidiary, and the Grantee hereby consents and agrees that the cash may be transferred to such account by the Company (or its designated brokerage firm) on the Grantee's behalf prior to being delivered to him or her. The Grantee also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company's designated brokerage firm) to effectuate such transfer. The Grantee acknowledges and agrees that the cash may be paid to the Grantee in U.S. dollars or local currency at the Company's discretion. If the proceeds are paid to the Grantee in U.S. dollars, the Grantee understands that he or she will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to the Grantee in local currency, (a) the Grantee acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions, and (b) the Grantee agrees to bear any currency fluctuation risk between the Vesting Date or other settlement date under the Agreement and the time (i) the Tax-Related Items are converted to local currency and remitted to the tax authorities and/or (ii) the proceeds are converted to local currency and distributed to the Grantee. Finally, the Grantee agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
France
Language Consent. By accepting the grant of the RSUs, the Grantee confirms having read and understood the Plan and the Agreement, which were provided in the English language. The Grantee accepts the terms of those documents accordingly.
Consentement relatif à la langue utilisée. En acceptant cette attribution gratuite d'actions, le Grantee confirme avoir lu et compris le Plan et ce Contrat, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Grantee accepte les dispositions de ces documents en connaissance de cause.
Hong Kong
Settlement of RSUs. This provision supplements Section 2 of the Agreement:

Notwithstanding Section 2 of the Agreement; the RSUs do not provide any right for the Grantee to receive a cash payment and the RSUs will be settled in shares of Stock only.

Restrictions on Sale and Transferability. In the event the RSUs vest within six months of the Grant Date, the Grantee hereby agrees that any shares of Stock acquired pursuant to the RSUs may not be disposed of prior to the six-month anniversary of the Grant Date.

Securities Warning. The RSUs and any shares of Stock issued thereunder do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Subsidiaries. The Agreement, including any Appendix to the Agreement, the Plan, any Plan prospectus and any other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The RSUs and any related documentation are intended only for the personal use of the Grantee and may not be distributed to any other person. If the Grantee is in any doubt about any of the contents of the Agreement, the Plan or any Plan prospectus, the Grantee should obtain independent professional advice.
Occupational Retirement Schemes Ordinance Information. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

Italy

Settlement of RSUs. This provision supplements Section 2 of the Agreement:

Notwithstanding Section 2 of the Agreement; the RSUs do not provide any right for the Grantee to receive a cash payment and the RSUs will be settled in shares of Stock only.

Data Privacy. The following provision replaces in its entirety Section 3 of Appendix B to the Agreement:
Pursuant to Section 13 of Legislative decree 196/2003 (the “Privacy Code”), the Company informs the Grantee of the following in relation to the collection, use and transfer, in electronic or other form, of the Grantee's personal data by and among, as applicable, the Employer and the Company exclusively for the purpose of implementing, administering, and managing the Grantee's participation in the Plan.

The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number or code, salary, nationality, job title, e-mail address, designated beneficiary, any shares of Stock or directorships held in the Company, details of all awards or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee's favor (“Data”). Said Data will be processed by the Company exclusively for the purpose of implementing, administering and managing the Plan. For example, the Grantee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee's country or elsewhere, and that the recipient's country may have different data privacy laws and protections than the Grantee's country. The Grantee is aware that providing the Company with the Data is necessary for the implementation, administration and management of the Grantee's participation in the Plan and that the Grantee's refusal to provide such Data would make it impossible for the Company to perform its obligations under the Plan and may effect the Grantee's ability to participate in and vest in or realize benefits from the Plan.
According to Art. 3 of the Privacy Code (data minimization principle), the information systems and software are configured by minimizing the use of personal and identification data which are not necessary to meet the purposes for which Data have been collected. The Grantee is aware that his or her Data shall be accessible within the Company only by the persons who need to access it because of their duties and position in relation to the implementation, management and administration of the Grantee's participation in the Plan in their capacity as persons specifically charged with data processing operations by the Representative of the Controller as below specified and by the Data Processor, if appointed. The Controller of personal data processing is McDonald's Development Italy, Inc., Via Battistotti Sassi n/11a, Milan, Italy, and, pursuant to the Privacy Code, its Representative in Italy is Roberto Masi domiciled at Via Battistotti Sassi n/11a, Milan, Italy.
The Grantee understands that Data may be transferred to third parties assisting in the implementation, administration and management of the Plan, including the Grantee's requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares of stock acquired pursuant to the Grantee's participation in the Plan. The Data may also be communicated to other companies of the Company, to professionals, independent consultants and business partners of the Company, and to whoever is the legitimate addressee of communications as provided by applicable laws and regulations. The Data will under no circumstances be further disseminated. Furthermore, these recipients, which may receive, possess, use, retain and transfer such Data as data Controller or Processor, as applicable, for the above mentioned purposes, may be located in any country, or elsewhere, also outside of the European Union and the recipient's country may have different data privacy laws and protections than the Grantee's country.
The processing activity, including any communication, of the transfer of Data abroad, out of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require the Grantee's consent thereto as the processing is necessary to the performance of contractual obligations related to the implementation, administration and management of the Plan. The Grantee understands that Data processing relating to the purposes specified above shall take place under automatised or non-automatised conditions that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific but not limited reference to Annex B to the Privacy Code (Technical Specifications Concerning Minimum Security Measures).
The Grantee understands that his or her Data will be held only as long as is required by the law or is necessary to implement, administer and manage the Grantee's participation in the Plan. The Grantee understands that, pursuant to Art. 7 of D.lgd 196/2003, the Grantee has the right including, but not limited to, at any moment, to access, delete, update, request the rectification of the Grantee's Data and cease, for legitimate reasons, the date processing. Furthermore, the Grantee is aware that his or her Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting the Representative of the Controller as above specified.
By accepting the RSUs, the Grantee acknowledges that he or she has read and understood the foregoing.

Plan Document Acknowledgment. The Grantee acknowledges that the Grantee has read and specifically and expressly approves of the following sections of the Agreement: Section 1: Vesting of RSUs; Section 2: Settlement of RSUs; Section 4: Termination of Employment; Section 5: Pro-Rata Vesting Formula; Section 6: Responsibility for Taxes; Section 7: Change of Control; Section 8: Settlement Upon Death of the Grantee; Section 12: Governing Law; Section 13: Electronic Delivery and Acceptance; Section 14: Severability; Section 1 of Appendix B to the Agreement: Nature of Grant; Section 4 of Appendix B to the Agreement: Imposition of Other Requirements; and the Data Privacy provision of this Appendix D.

Japan

Offshore Assets Reporting. The Grantee will be required to report details of any assets (including any shares of Stock acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th of the following year. The Grantee should consult with the Grantee's personal tax advisor as to whether the reporting obligation applies to the Grantee and whether the Grantee will be required to include details of any outstanding RSUs or shares of Stock held by the Grantee in the report.

Malaysia

Insider Trading Notification. The Grantee acknowledges that he or she has hereby been informed of the existence of Malaysian insider-trading rules, which may impact the acquisition or disposal of shares of Stock or rights to shares of Stock under the Plan. The Grantee acknowledges that under the Malaysian insider-trading rules, the Grantee is prohibited from acquiring or selling shares or rights to shares (e.g., RSUs) when the Grantee is in possession of information which is not generally available and which the Grantee knows or should know will have a material effect on the price of the Company's Stock once such information is generally available.

Portugal

Language Consent. The following provision supplements Section 5 of Appendix B to the Agreement:

The Grantee hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Agreement and the Plan.

Conhecimento da Lingua. O Contratado, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo de Atribuição (Agreement em inglês).

Russia

U.S. Transaction. Any shares of Stock issued pursuant to the RSUs shall be delivered to the Grantee through a brokerage account in the U.S. The Grantee may hold shares of Stock in the Grantee's brokerage account in the U.S.; however, in no event will shares of Stock issued to the Grantee and/or share certificates or other instruments be delivered to the Grantee in Russia. The Grantee is not permitted to make any public advertising or announcements regarding the RSUs or shares of Stock in Russia, or promote these shares of Stock to other Russian legal entities or individuals, and the Grantee is not permitted to sell or otherwise dispose of shares of Stock directly to other Russian legal entities or individuals. The Grantee is permitted to sell shares of Stock only on the New York Stock Exchange and only through a U.S. broker.
Data Privacy. This provision replaces in its entirety Section 3 of Appendix B to the Agreement:
The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee's personal data as described in this document by and among, as applicable, the Grantee's Employer and the Company for the exclusive purpose of implementing, administering, and managing the Grantee's participation in the Plan.
The Grantee understands that the Company and the Grantee's Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, e-mail address, designated beneficiary, any shares of Stock or directorships held in the Company, details of all RSUs, or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee's favor, for the purpose of implementing, administering and managing the Plan (“Data”).

The Grantee understands that Data may be transferred and hereby explicitly and unambiguously authorizes that Data will be transferred to Merrill Lynch or such other stock plan service provider as may be selected by the Company, which is assisting the Company with the implementation, administration and management of the Plan. Further, the Grantee hereby explicitly and unambiguously authorizes Data to be transferred to certain other third parties assisting the Company with the implementation, administration and management of the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares of Stock acquired upon vesting pursuant to a RSU. The Grantee understands that these recipients may be located in the United States or elsewhere, and that the recipient's country may have different data privacy laws and protections than the Grantee's country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Global Total Compensation Department. The Grantee authorizes Merrill Lynch and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee's participation in the Plan.
The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee's participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw consents herein, in any case without cost, by contacting the Global Total Compensation Department in writing. The Grantee understands that refusing or withdrawing the Grantee's consent may affect the Grantee's ability to participate in the Plan. However, the Grantee understands that refusing or withdrawing the Grantee's consent will not affect the Grantee's employment status. For more information on the consequences of the Grantee's refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Global Total Compensation Department.

Singapore

Settlement of RSUs. This provision supplements Section 2 of the Agreement:

Notwithstanding Section 2 of the Agreement; the RSUs do not provide any right for the Grantee to receive a cash payment and the RSUs will be settled in shares of Stock only.

Insider Trading Notification. The Grantee should be aware of the Singapore insider trading rules, which may impact the acquisition or disposal of shares of Stock or rights to shares of Stock under the Plan. Under the Singapore insider-trading rules, the Grantee is prohibited from acquiring or selling shares of Stock or rights to shares of Stock (e.g., RSUs under the Plan) when he or she is in possession of information which is not generally available and which the Grantee knows or should know will have a material effect on the price of shares of Stock once such information is generally available.

Securities Law Information. The offer is being made in reliance on section 273(1)(f) of the Securities and Futures Act (Chap. 289) (“SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or materials in connection with this offer may not be issued, circulated or distributed nor may the RSUs be offered or sold, or be made the subject of an invitation for subscription or purchase, or be allotted or issued, whether directly or indirectly, to persons in Singapore, unless such sale or offer is made pursuant to an exemption under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).

This document is being sent to the Grantee on the basis that the Grantee is a “qualifying person” as described in Section 273(4) of the SFA, i.e., a bona fide director or equivalent person, former director or equivalent person, consultant, adviser, employee or former employee of a Subsidiary or affiliate in Singapore or a “related corporation” within the meaning of the Companies Act (Chap. 50). Should the Grantee have doubts as to whether he or she is a “qualifying person” as aforementioned, or if the Grantee is not a “qualifying person” as aforementioned, the Grantee must inform the Company immediately.

Any offer or allotment of the RSUs is made to the Grantee as a “qualifying person” as defined under the SFA and is not made to the Grantee with a view to the RSUs being subsequently offered for sale to any other party.

Spain

Acceptance of RSUs. In order to receive the RSUs, the Grantee must sign the Agreement and return it to his or her local human resources administrator no later than April 15, 2013. If the Grantee fails to return the signed Agreement, the Grantee will be deemed to have rejected the RSUs and, therefore, the Grantee will not receive the RSUs granted to him or her. The grant of the RSUs is conditioned upon the Grantee's acceptance of the terms and conditions of the Agreement and the Plan by signing the Agreement and returning it on or before the specified date.

Nature of Grant. The following “Nature of Grant” provision replaces in its entirety Section 1 of Appendix B to the Agreement:

Without prejudice to the terms and conditions in the Agreement and the Plan, the Grantee hereby expressly acknowledges and accepts the following regarding the RSUs:

(a)    Conditional Vesting and Loss of RSUs in Certain Cases. RSUs are conditional rights to shares (or the cash equivalent, in the Company's discretion) and some or all may be forfeited or affected by Grantee's Termination of Employment for any reason whatsoever, on the last date that the Grantee is classified as an employee in the payroll system of an applicable Subsidiary, as set forth in Section of 4 of the Agreement ("Date of Termination"). This will be the case, for example, even if (i) the Grantee is dismissed unfairly without good cause; (ii) the Grantee is dismissed for disciplinary or objective reasons or due to a collective dismissal; (iii) the Grantee terminates service due to a change of work location, duties or any other employment or contractual condition; (iv) the Grantee terminates service due to the Company's or any Subsidiary's unilateral breach of contract; or (v) the Termination of Employment is due to any other reason whatsoever. In addition, the Grantee acknowledges and accepts that special rules apply in cases of Disaffiliation, which may result in the cancellation or change in the terms of the RSUs, in whole or in part (as specified in Section 4 of the Agreement). Consequently, upon the Grantee's Termination of Employment for any of the above reasons, the Grantee may automatically lose any rights to RSUs (including the shares of Stock underlying the RSUs) that were unvested on the Date of Termination, as described in the Agreement.
The Grantee acknowledges that he or she has read and specifically accepts the terms and conditions referred to in Section 4 of the Agreement and the terms and conditions set forth in the Plan. The Grantee also understands and accepts that in the event of Termination of Employment, the Grantee's eligibility to receive RSUs under the Plan, will terminate effective as of the Date of Termination.
(b) Interpretation of “Date of Termination of Employment” and Section 4 of the Agreement. In the case of a dismissal of the Grantee that is formalized pursuant to Spanish law, the Grantee understands and agrees that the Date of Termination of Employment and similar references under Section 4 and other sections of the Agreement, will be the date set forth in the letter of dismissal provided by the Employer and shall be the last date that the Grantee is classified as an employee in the payroll system of the Company or applicable Subsidiary, as set forth in Section 4 of the Agreement, without prejudice to (i) any notice period that may be required by local law (and for which the Grantee may need to be compensated), (ii) any additional period during which social security payment obligations may continue, (iii) any post-termination interim salary (“salarios de tramitación”) that may be due, (iv) the official termination date that may apply under local law or due to court resolution, (v) any settlement agreement entered into for other purposes, and/or (vi) any other rights or obligations that may continue to exist under local law after the Date of Termination.
(c)    Voluntary, Discretionary, and Occasional. The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan. The grant of RSUs is occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past under another Company benefit plan or under the Plan. All decisions with respect to grants, if any, will be at the sole reasonable business discretion of the Company.
(d)    Extraordinary Item. RSUs granted to the Grantee are an extraordinary item that do not constitute compensation for tax, social insurance or employment law purposes for services of any kind rendered to the Company or the Employer, and which are outside the scope of any employment or service contract. RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer.
(e)    Unknown Value. The future value of the underlying shares of Stock is unknown and cannot be predicted with certainty. No claim or entitlement to compensation or damages shall arise from the forfeiture of the RSUs or diminution in value of the shares of Stock acquired upon settlement of the RSUs resulting from the Grantee's Termination of Employment (for any reason whatsoever and whether or not in breach of local labor laws).
(f)    Additional Loss of RSUs for “Cause” or “Policy Violation”. In the event the Grantee terminates employment for “Cause” (as defined in the Plan) or “Policy Violation” (as defined in the Agreement) (regardless of whether the “Cause” or “Policy Violation” constitutes a good or sufficiently serious cause for termination under Spanish law or the law applicable to the relationship between the Employer and the Grantee), the Grantee will forfeit the RSUs on the Date of Termination, as described in the Plan and in Section 4(b) of the Agreement. The Grantee acknowledges and agrees that, given the conditional, voluntary and discretional nature of this grant of RSUs, “Cause” and “Policy Violation” for the purposes of the RSUs will be subject to a lower standard than cause for a finding of fair dismissal under Spanish law.

(g)    Waiver and Release of Claims Related to Termination or Changes in Value. The Grantee hereby acknowledges and agrees that he or she will have no claim or entitlement to compensation or damages arising from the forfeiture of all or some of the RSUs, the change in the applicable vesting periods or other effects under the Agreement and the Plan that may result from the Grantee's Termination of Employment, regardless of whether they are directly or indirectly caused by the Company or the Employer (for any reason whatsoever, including by unfair dismissal or dismissal without cause or without alleging cause, termination based on article 50 of the Labor Act or the equivalent provision of the Royal Decree on Top Executives, or any other case indicated above in subsection (a), and whether or not in breach of local labor laws).
As a condition to the grant of the RSUs, the Grantee hereby waives any rights the Grantee may have to any such claim that may arise, and in consideration of the grant of the Options to which the Grantee is otherwise not entitled, the Grantee irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by accepting the RSUs, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.
(h)    Grant Made in Reliance of and Conditioned upon Express Acceptance of Terms and Conditions. The Grantee hereby understands and agrees that the award of RSUs is based on the above assumptions and conditions; and the Grantee hereby acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the award of RSUs shall be null and void.
(i)    Independence from Employment Relationship. The award of RSUs will not be interpreted to form an employment contract with the Company or the Employer, and the award of RSUs shall not interfere with the ability of the Employer to terminate the Grantee's employment relationship at any time, as permissible under local law.
(j)    No Replacement of any Pension Rights. The RSUs and the shares of Stock underlying the RSUs are not intended to replace any pension rights or compensation.
(k)    Merger or Transfer of Liability. The RSUs and the benefits evidenced by the Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Stock of the Company.
(l)    Inability of Employer to Modify Terms of RSU Grant. The award of RSUs is governed by, and subject to, United States federal and Illinois state law (without regard to the conflict of law provisions) and the requirements of the New York Stock Exchange as well as the terms and conditions set forth in the Agreement and the Plan. The Plan applies to the Company's Grantees worldwide and the specific terms and conditions applicable under the Plan have been approved by the Company's shareholders and the Board pursuant to mandatory United States federal law. Consequently, the Grantee understands, acknowledges, and agrees that the Plan and the terms and conditions that apply to the RSUs cannot legally be modified by or applied differently by the Grantee's Employer under any circumstances.
Ukraine
Settlement of RSUs. This provision supplements Section 2 of the Agreement:
Notwithstanding any discretion in the Plan or anything to the contrary in Section 2 of the Agreement, the grant of RSUs does not provide any right for the Grantee to receive shares of Stock. RSUs granted to the Grantee in Ukraine shall be paid in cash in an amount equal to the value of the shares of Stock on the Vesting Date or other settlement date.

UK

Settlement of RSUs. This provision supplements Section 2 of the Agreement:

Notwithstanding Section 2 of the Agreement; the RSUs do not provide any right for the Grantee to receive a cash payment and the RSUs will be settled in shares of Stock only.

Responsibility for Taxes. The following provision supplements Section 6 of the Agreement:

If payment or withholding of the income tax due is not made by the due date, which is 90 days or such other period as required under UK law after the relevant taxable or tax withholding event (the “Due Date”), and assuming the Grantee is not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the Grantee agrees that the amount of any uncollected tax shall constitute a loan owed by the Grantee to the Employer, effective on the Due Date. The Grantee agrees that the loan will bear interest at the then-current official rate of Her Majesty's Revenue and Customs (“HMRC”) and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above. If the Grantee is a director or executive officer of the Company and the amount necessary to satisfy applicable tax obligations is not collected from or paid by the Grantee by the Due Date, any uncollected income tax will constitute a benefit to the Grantee on which additional income tax and national insurance contributions (“NICs”) may be payable. The Grantee understands that he or she will be responsible for reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime, and for reimbursing the Company or the Employer (as appropriate) for the value of any employee NICs due on this additional benefit.